PURCHASE AGREEMENT

BY AND BETWEEN

BONEFISH GRILL, INC.

FISHBUDS INC.

AND

FISHBUDS FUNDING/LOUISVILLE I INC.

DATED AUGUST 20, 2003

PURCHASE AGREEMENT

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPALS. 3

PURCHASE AGREEMENT

            THIS PURCHASE AGREEMENT (this “Agreement”) is dated this 20th day of August 2003, and entered into by and among BONEFISH GRILL, INC., a Florida corporation (“Buyer”), FISHBUDS INC., a Kentucky corporation (“FISHBUDS”), FISHBUDS FUNDING/LOUISVILLE I INC., an Indiana corporation (“FUNDING”; FISHBUDS and FUNDING are hereafter sometimes collectively referred to as the “Sellers”), SAMUEL A. TANCREDI (“Tancredi”) and CHARLES E. FIORETTI (“Fioretti”; Fioretti and Tancredi are hereafter sometimes collectively referred to at the “Principals”)

RECITALS

A.        The Principals are the sole shareholders of FISHBUDS.

B.         FISHBUDS is the owner of a forty-nine and one half percent (49.5%) member interest in FISHBUDS OF LOUISVILLE I LLC, a Kentucky limited liability company (the “LLC”) and the manager of the LLC.

C.         On the Closing Date (as defined in Section 1.3), FUNDING shall be the owner of a forty-six percent (46%) member interest in the LLC.

D.        The LLC owns and operates, as a franchisee of Buyer, that certain Bonefish Grill™ restaurant known as #7801 Louisville, and located at 657 S. Hurstbourne Parkway, Louisville, KY 40222 (the “Restaurant”).

E.         FISHBUDS desires to sell, and Buyer desires to purchase, a thirty-two and four tenths of one percent (32.4%) member interest in the LLC; leaving FISHBUDS with a seventeen and one tenth of one percent (17.1%) member interest in the LLC.

F.         FUNDING desires to sell and Buyer desires to purchase all of FUNDING’s member interest in the LLC. The interests of FISHBUDS and FUNDING to be purchased pursuant to this Agreement are sometimes hereafter collectively referred to as the “LLC Interests”.

            NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

PURCHASE OF THE LLC INTERESTS

1.1        Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3), Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept, all of the LLC Interests, free and clear of any liens, claims, or encumbrances whatsoever (the “Purchase”).

1.2        Purchase Price. Subject to adjustment as provided in Section 1.4, the purchase price (“Purchase Price”) for the LLC Interests shall be One Million Three Hundred Sixty-Eight Thousand Dollars ($1,368,000.00). The Purchase Price shall be paid to the Sellers at the Closing (as defined in Section 1.3 below) by wire transfer of immediately available funds.

            1.3        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place at 10:00 a.m., Tampa time, at the offices of Buyer on August 28, 2003, or on such date and at such other time and place as is agreed upon by the parties hereto. The day on which the Closing occurs is herein referred to as the “Closing Date”. If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the Closing Date, then the party to this Agreement that is unable to meet such condition or conditions shall be entitled to postpone the Closing by written notice to the other parties until such condition shall have been satisfied (which such party shall seek to cause to happen at the earliest practicable date) or waived, but the Closing shall occur not later than August 31, 2003, unless further extended by written agreement of the parties to this Agreement. The parties shall use their best efforts to effectuate a timely closing as provided in this Section 1.3.

1.4        Adjustments to Purchase Price. Buyer has prepared a balance sheet for the LLC, dated June 30, 2003, a copy of which is attached hereto as Exhibit 1.4(a) (the “Recent Balance Sheet”). The Purchase Price shall be adjusted as set forth on Exhibit 1.4(b).

1.5        Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the transactions contemplated by this Agreement and to vest more fully in Buyer the ownership of and the rights to the LLC Interests.

Closing of Transfer Books. Upon execution of this Agreement, the membership transfer books of the LLC shall be closed and no transfer of membership interests of the LLC shall thereafter be made.

            1.7        Effective Date. The parties agree that the purchase of the LLC Interests shall be deemed effective as of July 1, 2003 (the “Effective Date”), and Buyer shall be allocated all taxable income or loss, and Buyer shall be entitled to all distributions, from the LLC from and after July 1, 2003.

LIABILITIES OF SELLERS AND LLC

2.1        Liabilities Defined. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

2.2        No Liabilities of Sellers Assumed. Except as provided in Section 2.4, Buyer is not assuming any Liabilities of Sellers whatsoever and all such Liabilities shall be and remain the responsibility of Sellers.

2.3        Liabilities of LLC. Except as provided in Section 2.4, Buyer is not assuming any Liabilities of the LLC arising from or related to any periods prior to the Effective Date and all such Liabilities shall be and remain the responsibility of and be satisfied by the Sellers and/or the Principals.  As of the Closing Date, Sellers, Rise Above I, Inc. and the proprietor of the Restaurant shall be the only members of the LLC.  Sellers and the Principals shall, jointly and severally, indemnify, defend and hold Buyer harmless from and against any Liability of the LLC, except as provided in Section 2.4, that (i) is not included on the Recent Balance Sheet, or (ii) is not specified on Schedule 2.3.

2.4.       Liabilities Arising from Acts or Omissions of Buyer. The parties agree that nothing contained in this Article 2 shall make Sellers or the LLC responsible for, or cause the Buyer to be relieved of, any liability arising from any act or omission of the Buyer whether before or after the Closing Date; provided however, the parties acknowledge that the LLC operates the Restaurant pursuant to a Restaurant Franchise Agreement (the “Franchise Agreement”) with the Buyer, and the Buyer provides certain accounting services to the LLC pursuant to an Accounting Services Agreement (the “Accounting Agreement”) and nothing contained in this Section 2.4 shall be deemed to change or waive any allocation or assumption of risk, or indemnification agreed to in the Franchise Agreement or Accounting Agreement.

2.5        Dissolution of Seller. Nothing contained in this Agreement shall be construed as prohibiting Sellers from dissolving after the Closing Date and transferring to each of Sellers’ respective shareholders their proportionate right to receive the Purchase Price as provided in Section 1.2.

3.         REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPALS

            The Sellers and Principals, jointly and severally, represent and warrant to Buyer that each of the following is true and correct in all material respects as of the date of this Agreement, except to the extent identified in disclosure schedules attached to or accompanying this Agreement (the “Disclosure Schedules”):

            3.1        General.

            3.1(a)   Organization of Sellers. FISHBUDS and FUNDING are each corporations duly organized, validly existing and in good standing under the laws of the States of Kentucky and Indiana, respectively. The Articles of Incorporation and By-Laws of Sellers are attached hereto as Exhibit 3.1(a), are true and accurate copies thereof, are in full force and effect, and have not be modified or amended.

            3.1(b)   Organization of the LLC. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky. The Articles of Organization and Operating Agreement of the LLC is attached hereto as Exhibit 3.1(b), is a true and accurate copy thereof, is in full force and effect, and has not been modified or amended.

            3.1(c)   Power. Sellers have all requisite power and authority to own, operate and lease their properties, and to carry on their businesses as and where such are now being conducted. The LLC has all requisite power and authority to own, operate and lease its properties, and to carry on its business as and where such is now being conducted.

            3.1(d)   Qualification. Sellers are duly licensed or qualified to do business and are in good standing as foreign corporations in every jurisdiction where the failure to so qualify would have a material adverse effect on Sellers’ businesses, operations, assets or financial condition. The LLC is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the failure to so qualify would have a material adverse effect on the LLC’s business, operations, assets or financial condition.

                        3.1(e)   Subsidiaries. Neither Seller nor the LLC owns any interest in any corporation, partnership, limited liability company or other entity, except for ownership by the Sellers of membership interests in the LLC and FISHBUDS’ ownership of interests in Fishbuds of Indianapolis I, LLC and Fishbuds Greenwood LLC.

3.2        Authority. Each Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Sellers pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been, or shall be on the Closing Date, duly authorized by all necessary corporate and shareholder action on the part of each Seller. The execution, delivery and performance by Sellers of this Agreement and all other documents executed or to be executed in connection with this Agreement and the consummation of the transactions provided for herein have been duly authorized and approved by the board of directors of each Seller and, on or before the Closing Date, shall have been duly authorized and approved by the shareholders of each Seller as required by the laws of the States of Kentucky and Indiana, as applicable, and each Seller’s corporate governance documents. No other or further corporate act or proceeding on the part of either Seller, its officers, directors or shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Sellers pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Sellers pursuant hereto will constitute, valid binding agreements of both Sellers, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

            3.3        No Violation. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Sellers pursuant hereto, nor the consummation by the Sellers of the transactions contemplated hereby and thereby (a) will violate any applicable statute, ordinance, rule or regulation (collectively “Laws”) or any applicable order, writ, injunction, judgment, plan or decree (collectively “Orders”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentally or other body, whether federal, state, municipal, foreign country or other (collectively “Government Entities”), or (c) will violate or conflict with, or constitute a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default or breach) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 3.5(b)) upon any of the assets of any Seller or the LLC under any term or provision of the articles of incorporation, by-laws, operating agreement or other governing document of any Seller or the LLC, or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any Seller or the LLC is a party or by which any Seller, the LLC or any of their respective assets or properties may be bound or affected.

3.4        Absence of Liabilities. Neither Seller has any Liabilities that would in any manner impair the LLC Interests or result in any Lien on the LLC Interests. Except for Liabilities reflected on the Recent Balance Sheet or on Schedule 3.4, the Sellers have no knowledge of any basis for the assertion against the Sellers or the LLC of any Liability and to the knowledge of the Sellers and the Principals, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities that would result in any Lien on the LLC Interests or have a material adverse effect on the LLC or the LLC Interests.

            3.5        Ownership of LLC Interests.

                        3.5(a)   Exclusive Ownership. The Sellers are the sole and exclusive owners of the LLC Interests. No person or entity other than the Sellers have any right, title or interest in or to the LLC Interests.  Except as set forth on Schedule 3.5, no Person or entity other than the Sellers, Buyer, Rise Above I, Inc. and the proprietor of the Restaurant have any right, title or interest in or to the LLC.

                        3.5(b)   Title to LLC Interests. Sellers have, and will have on the Closing Date, good and valid title to the LLC Interests, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, charges or encumbrances of any nature whatsoever, perfected or unperfected (collectively “Liens”). The LLC Interests are not subject to any restrictions with respect to the transferability thereof, except those restrictions contained in the LLC Operating Agreement. Sellers have complete and unrestricted power and right to sell, assign, convey and deliver the LLC Interests to Buyer as contemplated hereby. On the Closing Date, Buyer will receive good and valid title to all the LLC Interests, free and clear of all Liens of any nature whatsoever.

                        3.5(c)   No Default. Neither the LLC or either of the Sellers is in default under any agreement, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on the LLC, any assets of the LLC, or any of the LLC Interests.

            3.6        Tax Liabilities. Except as set forth on Schedule 3.6, each Seller and the LLC has timely filed or caused to be filed all federal, foreign country, state, county and local tax returns and reports required to be filed by it by the Closing Date, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes. All such tax returns and reports were true and correct in all material respects.  Except as set forth on Schedule 3.6, the Sellers and the LLC have either paid or caused to be paid in full all taxes that have become due as reflected on any tax return or report required to be filed by them by the Closing Date and any interest and penalties with respect thereto. The Sellers and the LLC have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations required to be paid over or withheld. No extension or waiver of any statute of limitations or time within which to file any return has been granted to any Seller or the LLC with respect to any tax. To the knowledge of the Sellers and the Principals, no unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against any Seller or the LLC nor has any Seller or the LLC received written notice of any such deficiency, delinquency or default. Except as set forth on Schedule 3.6, the Sellers and the Principals have no reason to believe that any of the Sellers or the LLC has or may have any tax liabilities other than those reflected on the Recent Balance Sheet, with any notes thereto, and those arising in the ordinary course of business since the date of the Recent Balance Sheet.

Sellers shall have sole responsibility for filing or causing to be filed all required tax returns for Sellers and the LLC for all periods up to and including the Effective Date.

3.7        Absence of Undisclosed Liabilities. Except as and to the extent disclosed on the Recent Balance Sheet, or in the Schedule 3.7, the LLC does not have any Liabilities other than liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and none of which has or will have a material adverse effect on the business, assets, financial condition or results of operations of the LLC. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.7, the Sellers and the Principals have no knowledge of any basis for the assertion against the LLC of any Liability and to the knowledge of the Sellers and the Principals, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities of the LLC except for liabilities and obligations incurred in the ordinary course of business. None of the Sellers has any Liabilities that has or will have a material adverse effect on the business, assets, financial condition or results of operations of the LLC, or the LLC Interests.

            3.8        Litigation and Government Claims. Except as set forth in Schedule 3.8, there is no action, suit, claim, proceeding or arbitration, and to the knowledge of the Principals or Sellers, there is no investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or, to the knowledge of the Principals or Sellers, threatened against any Seller or the LLC, or to which any of their business or assets is subject, nor does any Principal or Seller know, or have grounds to know, of any basis for any unasserted Litigation of any nature that might be asserted against any Seller or the LLC. Except as set forth in Schedule 3.8, none of the Sellers or the LLC nor their respective business or assets is subject to any Order of any Governmental Entity that would have a material adverse effect on any Seller or the LLC.

            3.9        Compliance With Laws and Orders. Except as set forth in Schedule 3.9, to the knowledge of the Principals and Sellers, each Seller and the LLC the are in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to franchising, foreign country operations and corrupt practices, discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations and product advertising.  Except as set forth in Schedule 3.9, none of the Sellers or the LLC has received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders.  Except as set forth in Schedule 3.9, all reports and returns required to be filed by each Seller and the LLC with any Government Entity have been filed, and were accurate and complete when filed.

3.10      Employee Benefit Plans. Except for plans maintained by Buyer or its affiliates and for plans specified Schedule 3.10, none of the Sellers or the LLC maintains any “employee benefit plan,” as defined in Section 3(3) of ERISA which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last 5 years maintained, administered or contributed to by any Seller or the LLC and covers any employee or former employee of any Seller or the LLC or under which any Seller or the LLC has any liability. Such plans are referred to collectively herein as the “Employee Plans”.

            Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Plan. No assets of any Seller or the LLC are or could be subject, directly or indirectly, to any liability or lien by reason of any action or inaction taken with respect to any Employee Plan maintained by any Seller or the LLC.

            Neither of the Sellers or the LLC have any liability in respect of post-retirement health and medical benefits for retired employees of any Seller or the LLC, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). The Sellers and the LLC have reserved their right to amend or terminate any Employee Plan or other benefit arrangement providing health or medical benefits in respect of any active employee of the Seller or the LLC under the terms of any such plan and descriptions thereof given to employees. With respect to any Employee Plans which are “group health plans” under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that the Sellers and the LLC have no (and will not incur any) loss, assessment, tax penalty or other sanction with respect to any such plan.

            There has been no amendment to, written interpretation or announcement (whether or not written) by any Seller or the LLC relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

3.11      Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.11, since the date of the Recent Balance Sheet there has not been:

                        3.11(a)  No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business or operations of the LLC;

                        3.11(b)  No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting any business or properties of the LLC;

                        3.11(c)  No Increase in Compensation. Other than in the ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any officer or employee of the LLC (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                        3.11(d)  No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the LLC;

                        3.11(e)  No Commitments. Any material commitment or transaction by the LLC (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

                        3.11(f)  No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the LLC, except in the ordinary course of business;

3.11(g)  No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by the LLC;

                        3.11(h)  No Liens. Any Lien made on any of the properties or assets of the LLC other than liens for taxes not yet due and payable;

                        3.11(i)   No Amendment of Contracts. Any entering into, amendment or termination by the LLC of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business; or

                        3.11(j)   No Unusual Events. Any other event or condition not in the ordinary course of business of the LLC.

            3.12      No Brokers or Finders. No Seller nor any of their respective managers, officers, employees, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

            3.13      Disclosure. No representation or warranty by the Sellers or Principals in this Agreement, nor any certificate, schedule, document or exhibit attached hereto or to be furnished at the Closing by or on behalf of the Sellers or Principals pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain (when considered in light of the entirety of all information provided by the Sellers and Principals to Buyer) any misstatement of any material fact or omits any material fact necessary to make the statements contained therein not misleading. Each of Sellers has and Principals disclosed to Buyer all facts known to them that are material to the LLC Interests or the LLC’s business, assets, operations or financial condition.

            3.14      Contracts. Excluding (i) contracts between Buyer, on the one hand, and Sellers or the LLC, on the other hand (ii) contracts and commitments entered into by the LLC to which Buyer is a party, and (iii) contracts and commitments entered into with the written consent of Buyer, Schedule 3.14 is a complete and accurate list of all of the contracts and commitments (including summaries of oral contracts) to which any Seller or the LLC is a party or by which any of them is bound.

            3.15      Necessary Approvals and Consents. Other than (a) consents required to be obtained from applicable liquor control authorities, (b) consents required to be obtained from lessors, (c) consents or approvals under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state securities or blue sky laws, and (d) consents required to be obtained from Sellers’ shareholders, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by each of Sellers of this Agreement and the other agreements executed or to be executed by them in connection with this Agreement. Other than consents required to be obtained from applicable liquor control authorities, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency shall be necessary at the time of Closing for the consummation by Sellers of the transactions contemplated by this Agreement and the ownership and operation by Buyer of the respective businesses and properties of the LLC after the Closing Date in substantially the same manner as now operated.

            3.16      Compliance With Laws. Neither Seller nor either Principal has knowledge that any Seller or the LLC is not in compliance with any such laws applicable to their respective business, where failure to so comply would have a material adverse effect on their business, operations, properties, assets or conditions.

            3.17      Tax Status. The LLC is now and has always been classified as a partnership for Federal and state income tax purposes. The LLC has not made and shall not make before the Closing Date an election to be treated as a corporation for federal or state income tax purposes.

4.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

            Buyer represents and warrants to the Sellers that each of the following is true and correct in all material respects as of the Closing Date.

            4.1        Corporate.

                        4.1(a)   Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

            4.1(b)   Corporate Power. Buyer has all requisite corporate power and authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted.

            4.2        Authority.  Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by Buyer of this Agreement and all other documents executed or to be executed in connection with this Agreement and the consummation of the transactions provided for herein have been duly authorized and approved by the board of directors and the shareholders of Buyer as required by the laws of the State of Florida, and Buyer’s corporate governance documents.  No other or further corporate act or proceeding on the part of Buyer or its officers, director or shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

            4.3        No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.4        Disclosure. No representation or warranty by Buyer in this Agreement, nor any certificate, schedule, document or exhibit attached hereto or to be furnished at the Closing by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.5        Other Action. The Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

            4.6        Compliance with Other Instruments. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby (a) will violate any Laws or Orders, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entities, or (c) will violate or conflict with, or constitute a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default or breach) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 3.5(b)) upon any of the assets of Buyer under any term or provision of the articles of incorporation, by-laws, or other governing document of Buyer or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

5.         COVENANTS OF SELLERS AND PRINCIPALS

5.1        Noncompetition.For a two (2) year period commencing on the Closing Date each Seller, and each Principal shall not, individually or jointly with others, directly or indirectly, whether for his, her or its own account or for that of any other person or entity, engage in or own or hold any ownership interest in, have any interest in or lend any assistance to any seafood restaurant or any person or entity engaged in a business owning, operating, franchising or controlling a seafood restaurant business, regardless of the geographic location of such person, entity or business, and neither Seller, nor either Principal shall act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; provided, however, that it shall not be a violation of this Section 5.1 for any Seller or Principal to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or successor statute.  For purposes of this Article 5,the term “seafood restaurant” shall mean any restaurant for which: (i) the word “seafood” or any item of seafood or any word connotating seafood, or any type of body of water, is used in its name; or (ii) the sale of seafood is regularly featured in its advertising or marketing efforts, or (iii) the sale of seafood constitutes thirty percent (30%) or more of its entrée sales, computed on a dollar basis. For purposes of this Agreement, the term “seafood” shall mean and include all marine life forms, whether or not edible, and any part of any marine life form (for example, “shells”, “fins”, “claws”). This Section 5.1 shall not apply to (a) FISHBUDS’ interest in the LLC, Fishbuds of Indianapolis I, LLC or Fishbuds Greenwood LLC or their successors-in-interest or (b) any Principal’s employment by or ownership of and interest in any affiliate of Outback Steakhouse, Inc. (“Buyer’s Affiliates”).

5.2        Confidentiality.

5.2(a)   Definition. For the purpose of this Agreement, “Proprietary Information” shall include all information which reasonably would be considered proprietary or confidential to the business of operating Bonefish Grill™ restaurants including but not limited to suppliers, customers, trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, “Proprietary Information” shall not include information that has entered the public domain.

5.2(b)   No Disclosure, Use, or Circumvention. The Principals and the Sellers shall not disclose any Proprietary Information to any third parties. Except in connection with their employment with Buyer or Buyer’s Affiliates, the Principals and the Sellers will not use any Proprietary Information in any business without the prior written consent of the Buyer and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Buyer.

5.2(c)   Maintenance of Confidentiality. The Principals and Sellers shall take all steps reasonably necessary or appropriate to maintain the confidentiality of the Proprietary Information in accordance with this Agreement.

5.3        Non-Solicitation. For a five (5) year period commencing on the Closing Date none of the Principals or the Sellers shall offer employment to any employee of the Buyer, Buyer’s Affiliates or otherwise solicit or induce any employee of the Buyer or Buyer’s Affiliates to terminate his or her employment, nor shall any of the Principals or the Sellers act as partner, consultant, agent, owner or part owner, for any person or entity which solicits or otherwise induces any employee of the Buyer or Buyer’s Affiliates to terminate his or her employment with the Buyer or Buyer’s Affiliates, except for non-management personnel recruited through general solicitations in print or other media.

5.4        Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the time limitations contained inSections 5.1, 5.2 and5.3 hereof are reasonable and properly required for the adequate protection of the Buyer’s interests. It is agreed by the parties hereto that if any portion of the restrictions contained in Sections 5.1, 5.2 or5.3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, with each month of the specified period being deemed a separate period of time, so that the lesser period of time shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period to be unreasonable, arbitrary, or against public policy, a lesser time period that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Buyer to prevent or enjoin such violation, then the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

            5.5        Specific Performance.The parties agree that a breach of any of the covenants contained in Sections 5.1, 5.2 and5.3 hereof will cause irreparable injury to the Buyer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Buyer does apply for such an injunction, that the Buyer has an adequate remedy at law shall not be raised as a defense.

5.6        Access to Information and Records. Prior to the Closing Date, the Sellers shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Sellers relating to the LLC Interests for the purpose of such inspection and investigation as Buyer deems appropriate (and Sellers shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Sellers and the LLC as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Sellers and the LLC.  Through the Closing Date, the Buyer shall not disclose any Proprietary Information obtained pursuant to this paragraph to any third parties and until the Closing Date will not use any such Proprietary Information in the Buyer’s business or any affiliated business without the prior written consent of the Sellers and then only to the extent specified in that consent. The Buyer shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision. The Buyer shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information through the Closing Date.

            5.7        Conduct of Business Pending the Closing. From the date hereof until the Closing Date, except as otherwise approved in writing by Buyer, which approval shall not be unreasonably withheld:

                        5.7(a)   No Changes. Sellers, as the members of the LLC, will cause the LLC, in all material respects, to carry on its business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                        5.7(b)   Maintain Organization. The Sellers will take such action as may be necessary to maintain, preserve, renew and keep in favor the material rights and franchises of the LLC and will use its commercially reasonable best efforts, to the extent material hereto, to preserve the business organization of the LLC intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the LLC.

                        5.7(c)   No Breach. The Sellers and Principals will not do or omit any act, or permit any omission to act, which would reasonably be expected to cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Sellers or Principals herein.

                        5.7(d)   No Material Contracts. No contract or commitment will be entered into, by or on behalf of the LLC, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the LLC (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedules had they been in existence on the date of this Agreement.

                        5.7(e)   No Organizational Changes. Sellers shall not materially amend the Articles of Organization or Operating Agreement of the LLC.

                        5.7(f)    Maintenance of Insurance. Sellers shall cause the LLC to maintain all of the insurance in effect as of the date hereof.

                        5.7(g)   No Negotiations. Neither the Principals nor the Sellers will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the LLC Interests, or any capital stock in Sellers (an “acquisition proposal”), and the Sellers and Principals shall immediately advise Buyer of the receipt of any acquisition proposal.

            5.8        Consents. The Sellers and Principals will use commercially reasonable efforts to obtain all consents necessary for the consummation of the transactions contemplated hereby prior to the Closing Date.

            5.9        Other Action. The Sellers and Principals shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

            5.10      Disclosure. Through the Closing Date, the Sellers and Principals shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

6.         CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

            Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions:

            6.1        Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Sellers and Principals in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, certificate or document delivered at the Closing by the Sellers and Principals pursuant to this Agreement, shall be true and correct in all material respects as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

            6.2        Compliance With Agreement. Sellers and Principals shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

            6.3        Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, either of the Principals, the Sellers or the affiliates, officers, directors or managers of any of them, with respect to the transactions contemplated hereby.

            6.4        Consents and Approvals. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Buyer, on or prior to the Closing Date.

6.5        Delivery of Closing Documents. The Sellers and the Principals shall have delivered the closing documents specified in Section 9.1.

6.6        Purchase of Membership Interests. Funding shall have purchased the membership interests in the LLC of The French 1997 Delta Trust (1%), Island Drive, LLC (2%), MAP IV, LLC (7%) and a one percent (1%) interest in the LLC owned by Rise Above I, Inc., which purchases shall be effective June 30, 2003.

7.         CONDITIONS PRECEDENT TO SELLER’S AND PRINCIPALS’ OBLIGATIONS

            Each and every obligation of the Sellers and the Principals to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

7.1        Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

            7.2        Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

7.3        Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, either of the Principals, the Sellers or any of the affiliates, officers, managers, directors or shareholders of either of them, with respect to the transactions contemplated hereby.

            7.4        Consents and Approvals. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Buyer, on or prior to the Closing Date.

7.5        Delivery of Closing Documents. Buyer shall have delivered the closing documents and other closing deliveries specified in Section 9.1.

8.         INDEMNIFICATION

            8.1        By the Sellers and the Principals. Subject to the terms and conditions of thisSection 8, Sellers, and the Principals, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and the LLC (hereinafter “Buyer’s Indemnitees”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer’s Indemnitees or the LLC Interests transferred to Buyer pursuant to this Agreement, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any of the Sellers or the Principals contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of any of the Sellers or the Principals contained in this Agreement (regardless of whether such breach is deemed “material”); or (c) except as incurred in the ordinary course of business between the execution of this Agreement and the Closing Date, any Liability of the LLC not included on the Recent Balance Sheet or the Disclosure Schedules and which arises out of or relates to events first occurring prior to the Effective Date.  As used in this Section 8, the term “Claim” shall include (i) all Liabilities and Liens; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys’ fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, costs of defense, causes of action, proceedings and assessments, whether or not ultimately determined to be valid. As used in this Section 8.1, the phrase “Claims asserted against, resulting to, imposed upon, or incurred by Buyer’s Indemnitees or the LLC Interests transferred to Buyer pursuant to this Agreement” shall include those Claims as described above that are (a) directly asserted against, resulting to, imposed upon, or incurred by Buyer’s Indemnitees or the LLC Interests transferred to Buyer pursuant to this Agreement; and (b) indirectly asserted against, resulting to, imposed upon, or incurred by Buyer’s Indemnitees or the LLC Interests transferred to Buyer pursuant to this Agreement, where the Buyer’s Indemnitees have actual losses, damages, or other out of pocket costs and expenses.

            8.2        By Buyer. Subject to the terms and conditions of this Section 8, Buyer hereby agrees to indemnify, defend and hold harmless the Principals and the Sellers (hereinafter “Sellers’ Indemnitees”) from and against all Claims asserted against, resulting to, imposed upon or incurred by Sellers’ Indemnitees by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); or (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”). As used in this Section 8.2, the phrase “Claims asserted against, resulting to, imposed upon, or incurred by Sellers’ Indemnitees” shall include those Claims as described above that are (a) directly asserted against, resulting to, imposed upon, or incurred by Sellers’ Indemnitees; and (b) indirectly asserted against, resulting to, imposed upon, or incurred by Sellers, where the Sellers’ Indemnitees have actual losses, damages, or other out of pocket costs and expenses.

            8.3        Indemnification of Third‑Party Claims. The obligations and liabilities of any party to indemnify any other under this Section 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                        8.3(a)   Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any such Claim, and the Indemnifying Party shall have the right to undertake the defense thereof, at the expense of the Indemnifying Party, by representatives and counsel approved by the Indemnified Party, which approval shall not be unreasonably delayed or withheld.  Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Section 8, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to settle any Claim asserted by a third party subject to the Indemnified Party’s approval, which approval shall not be unreasonably delayed or withheld.  Each party shall make available to the other all records and other materials required by them and in the possession or under the control of such party, for the use of the other party in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                        8.3(b)   Right to Settle The Indemnifying Party shall have the right to undertake the defense, compromise or settlement of any Claim asserted by a third party or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, subject to the Indemnified Party’s reasonable approval, which approval shall not be unreasonably delayed or withheld.

                        8.3(c)   Indemnified Party’s Rights. Anything in thisSection 8 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate at its own cost and expense in the defense, compromise and settlement of  such Claim; (ii) if the Indemnifying Party fails to assume the defense of a Claim, the Indemnified Party shall have the right to defend, compromise and settle such Claim; and (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, which approval shall not be unreasonably delayed or withheld, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

            8.4        Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set‑off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set‑off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set‑off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set‑off to the date of such judgment.  Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

8.5        Survival of Indemnification. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder. The indemnification obligations of the parties contained in this Section 8 shall survive the date of this Agreement and the Closing Date for all Claims brought or demands for indemnification made prior to the expiration of two (2) years from the Closing Date, except that the indemnification obligations relating to the representations and warranties regarding tax obligations and/or obligations pursuant to gift certificate escheat laws shall survive until one (1) year after the expiration of the applicable statute of limitations for such obligations.

8.6        Indemnification for Liabilities Arising from Acts or Omissions of Buyer. The parties agree that nothing contained in this Article 8 shall make Sellers or the Principals responsible for indemnifying the Buyer, the LLC or any third party for any liability arising from any act or omission of the Buyer whether before or after the Closing Date; provided however, the parties acknowledge that the LLC operates the Restaurant pursuant to a Restaurant Franchise Agreement (the “Franchise Agreement”) with the Buyer, and the Buyer provides certain accounting services to the LLC pursuant to an Accounting Services Agreement (the “Accounting Agreement”) and nothing contained in this Section 8.6 shall be deemed to change or waive any allocation or assumption of risk, or indemnification agreed to in the Franchise Agreement or Accounting Agreement.

9.         CLOSING DOCUMENTS & DELIVERIES

            9.1        Documents to be Delivered by the Sellers and the Principals. On the Closing Date, the Sellers and the Principals shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                        9.1(a)   Assignments of Membership Interests. Assignments of Membership Interests and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the LLC Interests as contemplated hereby.

                        9.1(b)   Compliance Certificate. A certificate signed by each of the Sellers that each of the representations and warranties made by the Sellers in this Agreement is true and correct in all material respects on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the Sellers have performed and complied with all of the Sellers’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. A certificate signed by each of the Principals that each of the representations and warranties made by the Principals in this Agreement is true and correct in all material respects on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the Principals have performed and complied with all of the Principals’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                        9.1(c)   Certified Resolutions. A certified copy of the resolutions of the shareholders and directors, of the Sellers, as appropriate, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                        9.1(d)   Incumbency Certificate. Incumbency certificates relating to each person executing any document executed on behalf of Sellers and delivered to Buyer pursuant to the terms hereof.

                        9.1(e)   Other Documents. All other documents, instruments or writings reasonably required to be delivered to Buyer on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

            9.2        Documents and Deliveries to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Sellers the following documents and deliveries, in each case duly executed or otherwise in proper form:

                        9.2(a)   Compliance Certificate. A certificate signed by an officer of Buyer, that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Sellers), and that Buyer has performed and complied with all of its respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

9.2(b)   Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                        9.2(c)   Incumbency Certificate. Incumbency certificates relating to each person executing any document executed on behalf of Buyer and delivered to the Sellers pursuant to the terms hereof.

                        9.2(d)   Purchase Price.  The Purchase Price by wire transfer of immediately available funds to accounts designated by the Sellers.

                        9.2(e)   Other Documents.  All other documents, instruments or writings reasonably required to be delivered to the Sellers on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the Sellers may reasonably request.

10.       TERMINATION

            10.1      Right of Termination Without Breach.

                        10.1(a)  Mutual Agreement. This Agreement may be terminated without further liability of either party at any time prior to the closing by mutual written agreement of Buyer and the Sellers.

10.1(b)  By Either Party. This Agreement may be terminated without further liability of any party, by either Buyer or the Sellers if the Closing Date of the transaction contemplated in Section 1.1 shall not have occurred on or before August 31, 2003, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented such closing from occurring on or before such date.

            10.2      Termination for Breach.

                        10.2(a)  Termination by Buyer. This Agreement may be terminated by Buyer if (i) there has been a material violation or breach by any of the Sellers or Principals of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived.

                        10.2(b)  Termination by the Seller. The Sellers may terminate this Agreement if (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Sellers which has not been so waived.

                        10.2(c)  Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

11.       MISCELLANEOUS

            11.1      Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by the Buyer or Sellers shall be subject to the approval of the other in all essential respects, except that Seller’s approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, NYSE or the stockholders of Buyer or Buyer’s Affiliates, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NYSE, or otherwise required by law.

            11.2      Assignment; Parties in Interest.

                        11.2(a)  Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary or affiliate, to the Sellers hereunder.

                        11.2(b)  Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

11.3      Governing Law.The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

11.4      Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial; Attorney’s Fees.Sellers, Principals and Buyer hereby consent to personal jurisdiction and venue, for any action arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. Sellers, Principals and Buyer hereby agree that any action brought by such person or entity, alone or in combination with others, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. Sellers, Principals and Buyer hereby agree that any controversy that may arise of this Agreement would involve complicated and difficult factual and legal issues and that, as a result, any action shall be determined by a judge and not a jury. In the event of any legal proceeding arising, directly or indirectly, from this Agreement, the prevailing party in such legal proceedings shall be entitled to attorney’s fees and costs from the non-prevailing party.

            11.5      Amendment and Modification. Buyer, Principalsand the Sellers may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

            11.6      Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                        (a)        If to Buyer, to:

                                    Bonefish Grill, Inc.

                                    2202 North West Shore Boulevard, Suite 500

                                    Tampa, Florida  33607

                                    Attention:  John Cooper, President

                                    (with a copy to)

                                    Joseph J. Kadow, Vice President and General Counsel

                                    Bonefish Grill, Inc.

                                    2202 North West Shore Boulevard, Suite 500

                                    Tampa, Florida  33607

or to such other person or address as Buyer shall furnish to the Sellers in writing.

                        (b)        If to Sellers or Principals to:

Fishbuds Inc.

510 East 96th Street

Suite 125

Indianapolis, Indiana 46240

Fishbuds Funding/Louisville I Inc.

c/o Fishbuds Inc.

510 East 96th Street

Suite 125

Indianapolis, Indiana 46240

Samuel A. Tancredi

11686 Oak Tree Way

Carmel, Indiana 46032

Charles E. Fioretti

6930 Forest Glen Blvd.

Dallas, Texas 75230

(with a copy to)

Frost Brown Todd LLC

400 West Market Street

32nd Floor

Louisville, Kentucky 40202-3363

Attention:  William G. Strench

or to such other person or address as Sellers or the Principals shall furnish to Buyer in writing.

            If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

            11.7      Expenses. Regardless of whether or not the transactions contemplated hereby are consummated each of the parties shall bear its own expenses and the expenses of its counsel, accountants, and other agents in connection with the transactions contemplated hereby.

            11.8      Costs of Litigation. The parties agree that in any action brought with respect to or to enforce any right or remedy under this Agreement, the judge presiding over the dispute shall have the right to award to any party or parties, all reasonable costs and expenses of any nature whatsoever incurred by such party or parties in connection with such action, including without limitation reasonable attorneys’ fees and prejudgment interest.

11.9      Entire Agreement. This instrument and the agreements referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

11.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11    Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ATTEST:                                                                      “BUYER”

BONEFISH GRILL, INC., a Florida corporation

______________________________                                    By:__________________________________

Joseph J. Kadow, Secretary                                                Robert D. Basham, Chief Executive Officer

ATTEST:                                                                      “SELLERS”

FISHBUDS INC., a Kentucky corporation

______________________________                                    By:__________________________________

Samuel A. Tancredi, Secretary                                             Samuel A. Tancredi, President

FISHBUDS FUNDING/LOUISVILLE I INC., an Indiana corporation

______________________________                                    By:__________________________________

Samuel A. Tancredi, Secretary                                            Samuel A. Tancredi, President

                                                                                    “PRINCIPALS”

                                                                                    _____________________________________

                                                                                    Samuel A. Tancredi, individually

                                                                                    _____________________________________

                                                                                    Charles Fioretti, individually

LOULibrary/278973.2

9/30/2003 9:17 AM